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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Registration Statements No. 333-15689 and No. 333-42534 for the Century Aluminum Company 1996 Stock Incentive Plan, Registration Statement No. 333-15671 for the Century Aluminum Company Non-Employee Directors Stock Option Plan, Registration Statement No. 333-07239 for the Century Aluminum of West Virginia, Inc. Salaried Employee Defined Contribution Retirement Plan, and Registration Statement No. 333-28827 for the Century Aluminum of West Virginia, Inc. United Steelworkers of America Savings Plan (all on Forms S-8) of our reports dated February 5, 2003 appearing in this Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2002.


DELOITTE AND TOUCHE LLP

Pittsburgh, Pennsylvania
March 21, 2003